CODE OF ETHICS BLUE CHIP INVESTOR FUNDS & CHECK CAPITAL MANAGEMENT, INC. As revised December 10, 2009

I. Statement of General Principles

     This Code of Ethics has been adopted by Blue Chip Investor Funds (the "Trust") and Check Capital Management, Inc., the investment advisor (the "Advisor") to the Blue Chip Investor Fund, for the purpose of instructing all employees, officers, directors and trustees of the Trust and/or the Advisor in their ethical obligations and to provide rules for their personal securities transactions. All such employees, officers, directors and trustees owe a fiduciary duty to the Trust and its shareholders. Employees, officers, and directors of the Advisor owe fiduciary duty to all clients of the Advisor, including the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

  The duty at all times to place your fiduciary obligations ahead of your own interests;
  The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics, and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and
  The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions or of their relationship with the Trust, its shareholders, or the Advisor’s other clients.

     It is imperative that the personal trading activities of the employees, officers, directors, and trustees of the Trust and the Advisor, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, or activities that could lead to disciplinary action. All personal securities transactions must also comply with the Securities & Exchange Commission's Rule 17j-1. Under this rule, no Employee (as defined below) may:

  Employ any device, scheme or artifice to defraud the Trust or any of its shareholders;
  Make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
  Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or
  Engage in any manipulative practice with respect to the Trust or any of its shareholders.

     Employees shall comply at all times with all applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisors, and any rules adopted there under by the Securities & Exchange Commission or the Department of the Treasury. Employees shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information. Employees shall report any violations of this Code of Ethics promptly to the President and the Compliance Officer; provided, however that in cases where reporting violations to the Compliance Officer would be inappropriate, to the President. A “Whistle Blower” is an employee who informs management of another employee’s activities that are not in line with our Code of Ethics. “Whistle Blowers” will not be reprimanded in any way.

II. Definitions

     A. Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

     B. Disinterested Trustees: trustees whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

     C. Employee Account: account in which an Employee of the Advisor, or a member of his or her family, has any direct beneficial interest including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee’s family members are the Employee’s spouse & minor children.

     D. Employees: the employees, officers, and trustee of the Trust; any supervised persons of the Advisor (as defined in the Advisers Act) who has access to nonpublic information about any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and the officers and directors of the Advisor, including Employees of the Advisor.

     E. Exempt Transactions: transactions which are 1) effected in an amount or in a manner over-which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan (“Automatic Investment Plan”), 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option.

F. Funds: Blue Chip Investor Fund.

     G. Related Entity: a partnership or other entity 1) in which persons unaffiliated with the Advisor or ay Employee (and not otherwise subject to this Code) participate and 2) to which the Advisor or an Employee acts as advisor, general partner or other fiduciary.

     H Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants, or other convertible securities.

     I. Securities Transactions: the purchase or sale of a Security, or any action to accomplish the purchase or sale~~.~~ of a Security for an Employee Account.

     J. Security or Securities: any stock, note, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest, or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security”, or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) high quality debt instruments, including repurchase agreements, and 6) shares of unaffiliated registered open-end investment companies.

III. Personal Investment Guidelines

A. Personal Accounts:

     1. The Personal Investment Guidelines in this Section A do not apply to Exempt Transactions. Employees must remember that regardless of the transaction's status as exempt or not exempt, the Employee's fiduciary obligations remain unchanged.

     2. While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if the trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the trustee's transaction that the same Security or a Related Security was or was to be purchased or sold for the Fund or that such purchase or sale for the Fund was being considered, in which case such Sections apply only to such transaction.

     3. Securities Transaction Restrictions: If the quantity of client trades on a Security exceeds 20,000 shares on any particular day, Employee transactions in the Security on the same day must occur after, or be part of a block trade for the transactions in the Security for clients. Employee transactions on stock options must follow the same guidelines, i.e. stock options on a Security must be made after client transactions when client transactions in the stock exceed

20,000 shares. Also, Employee transactions involving stock options must be placed after any client transactions involving the same stock option on the same day if the transaction quantity of the same stock option exceeds 50 contracts for client transactions. If on any day the Employee has any question as to whether client transactions involving a stock or option are being executed, the Employee should get pre-approval from the Compliance Officer, President or Trader before executing the transaction. Transactions in all other securities (other than stocks or options) executed on the same day as client transactions should be executed after, or with, client transactions, regardless of quantity.

     4. Except as provided in paragraph 3 of this section, Employees other than Steven Check must obtain approval, from either the President or the Compliance Officer, before executing a Security Transaction. If Advisor, on the same day, executes a Security Transaction in the same Security for clients, and if client transactions in that Security for that day are for more than 20,000 shares, then any Employee Securities Transaction in that Security must be included as part of a block trade or the Employee Securities Transaction must be placed after such client Securities Transactions. In addition, with regard to Securities Transactions executed by Steven Check, whenever Mr. Check and the Fund or the advisor clients execute similar, concurrent and sizable Securities Transactions, Mr. Check will inform the Compliance Officer. In addition, the Advisor's trader reviews all prior-day trades each morning and reports to the CCO any trades by Employee of the Advisor (including Steven Check’s) where documentation regarding Securities Transactions conflicts with the Code. Documentation includes evidence that the Employee trade was pre-cleared and printouts from the brokerage firm website showing the time of the trade.

B. Other Restrictions:

     1. In connection with a private placement acquisition the Employee must pre-clear the acquisition with the Compliance Officer. The Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for the Fund, and whether the opportunity is being offered to the Employee by virtue of the Employee's position with the Trust or the Advisor. If authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of the Fund will be subject to an independent review by personnel of the Advisor with no personal interest in the issuer.

     2. Employees are prohibited from acquiring any Securities in an initial public offering without pre-clearance by the Compliance Officer.

     3. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer.

     4. No Employee may accept from a customer or vendor an amount in excess of $200 per year in the form of gifts or gratuities, or as compensation for services. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.

IV. Compliance Procedures

A. Employee Disclosure:

     1. All Employees will have access to a copy of this Code of Ethics and any amendments.

     2. Within ten (10) days of commencement of employment with the Trust or the Advisor, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of a date no more than 45 days prior to the date the person became an Employee: a) the title, type of security, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted.

     3. Annually, within 45 days of the beginning of the year, each Employee must certify that he or she has read and understands this Code, and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code, and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. The Employee must also certify that he or she has disclosed all Employee Accounts holding securities and that such Employee Accounts are with a broker/dealer authorized in B-1 below.

B. Compliance:

     1. Employee Accounts should be maintained at either Charles Schwab or Fidelity Investments. Through a limited-power-of-attorney authorization with the broker/dealer, the Compliance Officer, President and Trader will have access to Employee Account statements and transactions. Any accounts not held at Charles Schwab or Fidelity will only be allowed with specific written permission of the Compliance Officer. Each Employee must report, no later than 30 days after the close of each calendar quarter, on the Securities Transaction Report from provided by the Trust or the Advisor, all transactions in which the Employee acquired any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, but excluding transactions effected on behalf of a Related Entity or pursuant to an Automatic Investment Plan and certify that he or she has reported all transactions required to be disclosed pursuant to the Code. The Securities Transaction Report shall also identify any securities trading account established by the Employee during the quarter with a broker, dealer, or bank.

     2. The Compliance Officer will, on a monthly basis, review the Employee’s Securities Transactions Report to verify that the Employee has not violated the Code.

     3. If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Trust, and to the Advisor, for appropriate remedial action which may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with the Trust and or the Advisor.

     4. For purposes of reviewing the Securities Transactions permitted by paragraph 3 of Section III, the Compliance Officer will, on a quarterly basis, provide the Disinterested Trustees with a report which discloses any violations of this Code.

     5. The management personnel of the Trust and the Advisor will prepare an annual report to the Trust's board of trustees that summarizes existing procedures and any changes in the procedures made during the past year. The report will identify any violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management's experience, under this Code, with evolving industry practices or legal developments.

Date the Code was adopted by the Trust: December 10, 2009

Date the Code was adopted by the Advisor: December 10, 2009